Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Eric Boyriven Financial Dynamics 212-850-5600

KVH Reports Third Quarter Results

• Quarterly Revenue of $19.3 Million, Up 15% Year over Year

• $0.04 EPS and Net Income of $0.6 Million

MIDDLETOWN, RI – October 19, 2006 – KVH Industries, Inc., (Nasdaq: KVHI) today reported its results for the third quarter ended September 30, 2006. Revenue for the quarter was $19.3 million, up 15% from $16.7 million for the third quarter ended September 30, 2005. Net income for the quarter was $0.6 million, or $0.04 per diluted share. Net income for the quarter included a non-cash charge of approximately $0.4 million, or $0.02 per diluted share, related to the company’s adoption of SFAS No. 123(R), “Share Based Payment,” which requires the expensing of stock options and other equity compensation. During the same period last year the company reported net income of $0.7 million, or $0.05 per diluted share.

For the nine months ended September 30, 2006, revenue was $61.5 million, up 15% from $53.4 million for the nine months ended September 30, 2005. KVH reported net income of $3.6 million or $0.24 per diluted share for the 2006 period, versus net income of $1.9 million or $0.13 per diluted share in the year ago period. Net income for the 2006 period included a stock-based compensation charge under SFAS No. 123(R) of approximately $0.8 million, or $0.06 per diluted share.

“Maintaining our momentum from the first six months, we increased sales in each of our major business areas, achieved strong revenue growth, and sustained profitability during the third quarter,” said Martin Kits van Heyningen, KVH’s president and chief executive officer. “We are now seeing the benefits of the product line overhaul that we launched a year ago. Demand for our maritime TracVision M3 satellite TV system remains strong, generating incremental sales in support of our established, larger antennas. We saw our second consecutive quarter of year-over-year sales growth in the recreational vehicle market, driven by our new TracVision® R-series systems. Our defense business grew on a year-over-year basis, led by record sales of our fiber optic gyro (FOG) products. At the same time, we continued our new product development efforts. During the third quarter, we began shipping our TracNet™ 100 mobile Internet system as well as the new TracVision A7, which brings national and local channels from DIRECTV to automobiles. In addition, we unveiled our new military convoy communication system, demonstrating it for the first time at a military trade show in early October. We also actively pursued an acquisition opportunity, but we ultimately terminated the process. This effort caused us to incur approximately $0.3 million, or $0.02 per share in extraordinary expenses during the period.”

In the third quarter of 2006, mobile communication revenue was $12.9 million, up 18% on a year-over-year basis. Defense-related sales, including those for KVH’s TACNAV® military navigation systems and FOG solutions, were approximately $6.4 million, up 10% on a year-over-year basis.

Commenting on the company’s financial results and expectations for the remainder of the year, Pat Spratt, KVH’s chief financial officer, remarked, “Based on our performance to date and expectations for the fourth quarter, we anticipate that revenue for the year will be in the range of $80-$81 million, up approximately 13% year-over-year, and in line with previous guidance. Adjusting our previous bottom line guidance for the effect of the merger and acquisition activity during the third quarter, we now expect GAAP EPS of $0.29. This full year projection also includes approximately $0.07 per share of stock option expenses. We expect that EPS for the fourth quarter will be approximately $0.05, including approximately $0.02 per share of stock option expenses. This 2006 guidance assumes a sequential decline in tactical navigation sales, coupled with solid fourth quarter year over year growth for mobile communications and fiber optic gyro products.”

Recent Operational Highlights:

•	October 9, 2006 – During the conference of the Association of the U.S. Army, KVH showed its new intra-convoy communication system, which is being developed under the auspices of a U.S. Army development contract. The intra-convoy communication system has since entered formal testing and evaluation by the U.S. Army.

•	August 23, 2006 – KVH introduced and began shipping its new TracVision A7 automotive satellite TV system. With integrated GPS and a new mobile receiver developed in cooperation with DIRECTV, the TracVision A7 is the first mobile satellite TV system capable of receiving local channels in addition to national programming.

•	August 22, 2006 – KVH began shipping the TracNet 100 mobile Internet system with MSN® TV service to marine, RV, and automotive retailers nationwide.

KVH is webcasting its third quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a premier manufacturer of systems to provide access to live mobile media ranging from satellite TV to telephone and high-speed Internet for vehicles and vessels as well as a leading source of navigation, pointing, and guidance solutions for maritime, defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for 2006, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: seasonal declines in demand for our mobile communication and television products; the unpredictability of the emerging market, as well as consumer and automotive manufacturer demand, for mobile communication products in automobiles; the emergence of alternative technology that may compete with or displace wireless mobile Internet services with regard to range and cost; changes in customer response to new product introductions; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a general shift in product mix toward our mobile communication products; the impact of increases in fuel prices on the sale and use of motor vehicles and marine vessels; our dependence on third-party satellite networks for programming and satellite services; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2006. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH, TracVision, TracNet, and TACNAV are official trademarks of KVH Industries, Inc. All other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$19,291	$16,742	$61,548	$53,442
Cost of goods sold	11,717	9,642	36,559	31,454

Gross Profit	7,574	7,100	24,989	21,988

Operating expenses:
Research and development	1,627	1,783	5,770	5,659
Sales and marketing	3,441	3,377	10,714	10,347
General and administrative	2,447	1,556	6,132	4,322

Income from operations	59	384	2,373	1,660
Other income, net	599	303	1,542	513
Income tax expense	(32)	(13)	(349)	(246)

Net income	$626	$674	$3,566	$1,927

Net income per common share
Basic and diluted	$0.04	$0.05	$0.24	$0.13

Weighted average common shares outstanding
Basic	14,827	14,596	14,762	14,555

Diluted	14,937	14,765	14,884	14,740

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Cash, cash equivalents and marketable securities	$54,681	$50,090
Accounts receivable, net	10,585	12,283
Inventories	8,134	6,564
Other assets	1,354	1,233

Total current assets	74,754	70,170

Property and equipment, net	9,658	8,663
Deferred income taxes	3,334	3,334
Other non-current assets	91	163

Total assets	$87,837	$82,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$8,107	$8,442
Current portion of long-term debt	120	115

Total current liabilities	8,227	8,557

Deferred revenue	104	128
Long-term debt, excluding current portion	2,190	2,282
Stockholders’ equity	77,316	71,363

Total liabilities and stockholders’ equity	$87,837	$82,330

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